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                             LEHMAN BROTHERS INC.


                      EXECUTIVE AND SELECT EMPLOYEES PLAN
                         (FOR TRANSFERRED PARTICIPANTS)



                          Effective September 25, 1985
               And as Subsequently Amended Through July 31, 1993






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                        TABLE OF CONTENTS



 Section                                                   Page
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1 - Definitions  . . . . . . . . . . . . . . . . . . . . .   1

2 - Administration of Plan . . . . . . . . . . . . . . . .   3

3 - Participation  . . . . . . . . . . . . . . . . . . . .   4

4 - Deferred Compensation Payments . . . . . . . . . . . .   5

5 - Payments Prior to Vesting on Effective Date  . . . . .   6

6 - Termination  . . . . . . . . . . . . . . . . . . . . .   7

7 - Miscellaneous Provisions . . . . . . . . . . . . . . .   7

8 - Beneficiary Designation  . . . . . . . . . . . . . . .   8

9 - Subordination Provisions . . . . . . . . . . . . . . .   8

10 - Construction of Plan  . . . . . . . . . . . . . . . .   9

11 - Assignment and Alienation of Benefits . . . . . . . .   9

12 - Governing Law . . . . . . . . . . . . . . . . . . . .   9





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Section 1.  Definitions

         1.1 As used in this Plan, the following terms shall have the meanings hereinafter set forth:
         "Beneficiary" means any person or entity designated by the Participant to receive payments under the Plan after the Participant's death determined in accordance with Section 8 and the Participant's Deferred Compensation Agreement.
        "Board of Directors" means the Board of Directors of Lehman.
        "Closing Date" means the closing date of the Smith Barney Transaction. "Committee" means the Employee Benefit Plans Committee of Lehman, which administers the Plan in accordance with Section 2.
        "Deferred Compensation Account" means the account maintained under the Plan for each Participant.
        "Deferred Compensation Agreement" means a contract entered into by each Participant and Lehman which shall set forth all specific terms of the Plan and which shall be an integral part of this Plan.
        "Disabled" means the termination of a Participant's employment with the Employer by reason of a total and permanent disability as defined in Exhibit C of the Deferred Compensation Agreement. For purposes of applying the preceding sentence with respect to any Participant, on and after the date that such person becomes employed by Smith Barney (as of the Closing Date






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or later) in connection with the Smith Barney Transaction, the term "Employer"
shall mean Smith Barney.
        "Effective Date" means September 25, 1985.
        "Eligible Employee" means any person who, but for the establishment of this Plan and the related changes to the Lehman Brothers Inc. Executive and Select Employees Plan (the "Lehman Plan") would have been eligible to participate under the Lehman Plan at any time prior to or including the Closing Date, and who became employed by Smith Barney as of the Closing Date or thereafter in connection with the Smith Barney Transaction.
         "Employee" means any employee of Lehman or a subsidiary of Lehman. "Employer" means: (i) Lehman and any subsidiary thereof which has employees participating in the Plan, and (ii) where the text of the Plan specifically so indicates, Smith Barney.
         "Exchange" means the New York Stock Exchange, Inc.
         "Lehman" means Lehman Brothers Inc.,a Delaware corporation, and its successors and assigns.
         "Participant" means an Eligible Employee who has elected to participate in the Plan.
         "Plan" means the Lehman Brothers Inc. Executive and Select Employees Plan (for Transferred Participants) as embodied herein and as amended from time to time.
         "Retirement" means a Participant's retirement from employment with the Employer or otherwise as determined by the Committee in accordance with Section 4 of the Plan. For purposes of the preceding sentence, on and after the date that a Participant becomes employed by Smith Barney (as of the Closing





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Date or later) in connection with the Smith Barney Transaction, the term
"Employer" shall mean Smith Barney.
         "Smith Barney" means Smith Barney, Harris Upham & Co. Incorporated and Primerica Corporation and their successors and assigns.
         "Smith Barney Transaction" means the sale of certain assets of lehman to Smith Barney pursuant to the Asset Purchase Agreement dated as of March 12, 1993 among Shearson Lehman brothers Inc., Shearson Lehman Brothers Holdings Inc., Smith Barney and American Express Company.
         1.2 The masculine pronoun shall be deemed to include the feminine, and the singular number shall be deemed to include the plural unless a different meaning is plainly required by the context.

Section 2.  Administration of Plan

         The Plan and each Deferred Compensation Agreement shall be administered by the Committee which is made up of not less than three members appointed by the Board of Directors of Lehman. The Committee shall have authority to make rules and regulations for the administration of the Plan, including the delegation of duties to other persons, and the Committee's interpretations and decisions with regard thereto shall be final and conclusive except that any controversy arising out of or relating to the subordination provisions of Section 9, shall be submitted to and





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settled by arbitration pursuant to the constitution and rules of the Exchange.

Section 3.  Participation
         3.1 Eligible Employees may elect to participate in the Plan only at the time or times such participation is offered to such Employees by the Committee. It is intended that participation shall be offered only during a limited period of time after the Effective Date; however, Lehman reserves the right, in its absolute discretion, to offer participation to any Employee at any time. Eligible Employees who have elected to participate in the Plan may withdraw only in accordance with its terms, the terms of a Participant's Deferred Compensation Agreement or any applicable law.
         3.2 An Eligible Employee who elects to participate in the Plan pursuant to an invitation by the Committee may do so by executing a Deferred Compensation Agreement during the election period specified by the Committee. The total amount which Participants may elect to defer under the Plan must be an amount of not less than $20,000 and not more than $400,000, and all amounts deferred must be in increments of at least $1,000. The deferrals may be made from future compensation to be received from the Employer or from amounts previously deferred under the terms of the Lehman Voluntary Deferred Compensation Plan but only to the extent permitted under the Deferred Compensation Agreement.





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Section 4.  Deferred Compensation Payments

         Subject to Sections 5, 6, 9 and a Participant's Deferred Compensation Agreement, Lehman shall make payments to a Participant or a Participant's Beneficiary under the Plan in accordance with one of the following Subsections.


              (a) If a Participant is living on the date of his Retirement, Lehman shall take deferred compensation payments to the Participant or the Participant's Beneficiary in the event of the Participant's death after commencement of payments, in substantially equal annual installments over a fifteen year period or such shorter period as may be determined by the Committee. The amount of such installment payments shall be determined solely in accordance with the Participant's Deferred Compensation Agreement. Regardless of whether a Participant's employment with the Employer and all affiliates and subsidiaries has terminated, a Participant shall not be considered to be retired under the Plan and the Deferred Compensation Agreement until attainment of age 55 and consent of the Committee; provided, however, that, for purposes of this sentence, on and after the date that a Participant becomes employed by Smith Barney (as of the Closing Date or later) in connection with the Smith Barney Transaction, the term "Employer" shall mean Smith Barney.




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              (b)  If a Participant dies prior to the date payments provided for in Subsection (a) are to commence, Lehman shall make deferred compensation payments to the Participant's Beneficiary in fifteen equal annual installments or such fewer number of annual installments as may be determined by the Committee. The amount of such installment payments shall be determined solely in accordance with the Participant's Deferred Compensation Agreement.

              (c) If a Participant becomes Disabled prior to Retirement, Lehman shall make disability payments to such Participant in an amount determined solely in accordance with such Participant's Deferred Compensation Agreement. Disability payments shall continue until the earlier of such Participant's death or the date payments under Subsection (a) are to commence but no later than age 65.

Section 5.  Payments Prior to Vesting on Effective Date
         If a Participant dies or becomes Disabled prior to the Effective Date of the Plan, or if prior to September 25, 1990, a Participant ceases to be an Employee of the Employer or an affiliate for any reason other than death, Disability or Retirement, all deferrals of compensation under the Plan and the Deferred Compensation Agreement shall cease and Lehman shall pay to the Participant or the Participant's Beneficiary, as the case may be, the amount of compensation theretofore deferred





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under the Plan plus interest credited at an annual rate equal to the lesser of
5% or the weekly 90-day Treasury Bill auction rate (on a discounted basis) averaged over a 12-month period ending on the date of payment. Such interest shall be compounded annually on a calendar year basis and shall be credited with respect to the average daily balance in the Deferred Compensation Account each calendar year. Alternatively, Lehman may, in its absolute discretion, pay to such Participant the amount contributed to his Deferred Compensation Account plus interest credited at a higher rate as set forth in such Participant's Deferred Compensation Agreement.

Section 6.  Termination
         The Committee has the right to terminate the Plan if the Committee also terminates all the Deferred Compensation Agreements which form a part of this Plan. Termination shall be by written notice to the Participants and in the event of termination, Lehman shall pay to each Participant or each Participant's Beneficiary the amount of compensation theretofore deferred plus interest credited in accordance with paragraph 4 of the Participant's Deferred Compensation Agreement.

Section 7.  Miscellaneous Provisions
         The Plan and all Participants hereunder are subject to certain miscellaneous provisions pursuant to paragraph 5 of the Deferred Compensation Agreement which provisions are incorporated herein by reference. On or after the Closing Date, the terms "Lehman" and "Employer" in the Deferred Compensation Agreement





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shall mean Smith Barney to and only to the extent necessary to provide that payment of a Deferred Compensation Account in accordance with the terms of the Deferred Compensation Agreement as amended and then in effect shall not occur solely on account of employment with Smith Barney by a Participant due to the Smith Barney Transaction.

Section 8.  Beneficiary Designation
         Participants may designate a Beneficiary or Beneficiaries entitled to receive any of the payments to be made by Lehman hereunder if the Participant dies. Such designation shall be made pursuant to and in accordance with paragraph 6 of the Deferred Compensation Agreement.

Section 9.  Subordination Provisions
         Lehman's obligations to pay amounts credited to a Participant's Deferred Compensation Account under the Deferred Compensation Agreement and the Plan shall be suspended and shall not mature for any period of time during which the suspension of payment provisions of paragraph 9 of the Deferred Compensation Agreement is in effect. In addition, all other provisions of said paragraph 9 are incorporated in this Plan by reference.

Section 10.  Construction of Plan
         In the event there are any discrepancies or inconsistencies between this Plan and any Deferred Compensation Agreement, the Deferred Compensation Agreement shall control.





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Section 11.  Assignment and Alienation of Benefits
         Any benefits payable under the Plan and the Deferred Compensation Agreements may not be assigned, alienated or hypothecated and, to the extent permitted by law, no such benefits shall be subject to legal process or attachment for the payment of any claim of any person entitled to receive the same.

Section 12.  Governing Law
         The Plan and all Deferred Compensation Agreements forming a part thereof shall be governed and construed in accordance with the laws of the State of New York except to the extent pre-empted by any other applicable laws.





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